SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Under Rule 14a-12

BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 10, 2005

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2005 Annual Meeting of Stockholders.

We will hold the meeting on Wednesday, April 27, 2005, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2004 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

40 East 52nd Street New York New York 10022

March 10, 2005

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

We will hold the Annual Meeting of the Stockholders of BlackRock, Inc. at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Wednesday, April 27, 2005, beginning at 9:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect four Class III directors to serve on our board of directors for a three-year term and one Class II director to serve on our board of directors for a two-year term; and

(2)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on March 5, 2005.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please complete, sign and date the enclosed proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street New York New York 10022

March 10, 2005

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock”) of proxies to be voted at BlackRock’s 2005 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2005 Annual Meeting of Stockholders on Wednesday, April 27, 2005, beginning at 9:00 a.m., local time. The Annual Meeting will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This Proxy Statement, form of proxy and voting instructions are being mailed on or about March 16, 2005.

Items to Be Voted on at the Annual Meeting

The election of directors is the only item of business scheduled to be voted on at the Annual Meeting. We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on March 5, 2005, are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 5, 2005, 19,890,998 shares of BlackRock’s class A common stock, par value $0.01 per share, and 44,692,843 shares of BlackRock’s class B common stock, par value $0.01 per share, were outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the Annual Meeting, and their votes are counted and totaled together.

How to Vote

Mark your proxy, date and sign it, and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services LLC, Church Street Station, P.O. Box 1633, New York, New York 10277-1633.

Voting at the Annual Meeting

In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted in the voting tally for purposes of electing directors.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for ten days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 40 East 52nd Street, New York, New York 10022, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2004 Annual Report to stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. You may also contact the Corporate Secretary at (212) 810-5300. You can also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all the proxies, ballots, and voting tabulations confidential as a matter of practice. BlackRock allows only its Inspector of Election, Mellon Investor Services LLC, to examine these documents. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to BlackRock management by Mellon Investor Services LLC.

Voting Results

Mellon Investor Services LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2005.

Annual Report

BlackRock makes available free of charge through its website at www.blackrock.com under the headings “About BlackRock/Investor Relations/Financial Information and SEC Filings” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to Investor Relations, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K for the year ended December 31, 2004, nor the 2004 Annual Report to Stockholders, is part of the proxy solicitation materials.

PRINCIPAL STOCKHOLDER

Four of our thirteen directors are directors and/or executive officers of The PNC Financial Services Group, Inc. (“PNC”). As of January 31, 2005, PNC indirectly owned approximately 70% of our outstanding common stock, representing approximately 84% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see “Item 1: Election of Directors—Agreement on Certain Director Nominations” and “Certain Relationships and Related Transactions.”

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of six directors, which number of directors may be increased or decreased by the Board of Directors. The current number of authorized directors has been set at thirteen by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II, and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified. Each class consists of approximately one-third of the total number of directors constituting the entire Board of Directors. Currently, there are five directors in Class III and four directors in each of Class I and Class II. The terms of office for the five directors in Class III expire at this Annual Meeting.

On February 18, 2005, Lawrence M. Wagner, a Class II director, informed BlackRock of his intention to resign from the Board of Directors effective April 28, 2005. The Board of Directors has set the number of authorized directors, effective upon Mr. Wagner’s resignation, at twelve. In order for each class of directors to consist of approximately one-third of the total number of directors, at the Annual Meeting, four Class III directors will be elected to serve for a three-year term and one Class II director will be elected to serve for a two-year term.

The corporate governance rules of the New York Stock Exchange (the “NYSE”) do not require BlackRock to have a majority of independent directors because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.”

The Board of Directors has selected Murry S. Gerber, James Grosfeld, William C. Mutterperl, and Linda Gosden Robinson for election as Class III directors and William S. Demchak for election as a Class II director. The Board of Directors recommends a vote FOR the election as directors of each of the nominees listed above. If elected, each Class III director will serve until the annual meeting of stockholders in 2008 and the Class II director will serve until the annual meeting of stockholders in 2007, or, in each case, until succeeded by another qualified director who has been elected, or until his or her death, resignation or retirement.

The persons named in the enclosed proxy intend to vote the proxy FOR the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of January 31, 2005.

Nominees for Class III Directors Whose Terms Will Expire in 2008

Murry S. Gerber (age 51), Director since 2000, is president, chief executive officer and chairman of Equitable Resources, Inc., an integrated energy company. In addition, Mr. Gerber was a director of Westport Resources from 2000 to 2003.

James Grosfeld (age 67), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc., Ramco-Gershenson Properties Trust, and Lexington Corporate Properties Trust.

William C. Mutterperl (age 58), Director since 2003, is vice chairman of PNC and PNC Bank, National Association (“PNC Bank”), the principal bank subsidiary of PNC. Prior to joining PNC, from August 2002 to October 2002, Mr. Mutterperl was a partner in the business law division of the international law firm of Brown Rudnick Berlack Israels LLP in Boston. From February 2002 to May 2002, Mr. Mutterperl served as executive director of the Independent Oversight Board for Arthur Andersen LLP, headed by former Federal Reserve Chairman Paul Volcker. From April 1985 to December 2001, Mr. Mutterperl served as Executive Vice President, General Counsel, and Secretary of FleetBoston Financial Corp.

Linda Gosden Robinson (age 52), Director since 2004, has been chairman of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. Ms. Robinson was chief executive officer of Robinson Lerer & Montgomery from May 1996 until January 2002. In March 2000, Robinson Lerer & Montgomery was acquired by Young & Rubicam Inc. (“Y&R”). In October 2000, Y&R was acquired by WPP Group plc. For more than five years prior to May 1996, she was chairman of the board and chief executive officer of Robinson Lerer Sawyer Miller Group or its predecessors. In addition, Ms. Robinson is a director of Revlon, Inc.

Nominee for Class II Director Whose Term Will Expire in 2007

William S. Demchak (age 42), Director since 2003, is vice chairman and chief financial officer of PNC and vice chairman of PNC and PNC Bank. Before joining PNC in September 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to May 2002.

Continuing Class I Directors Whose Terms Will Expire in 2006

William O. Albertini (age 61), Director since 2003. Before retiring in 1999, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Global Wireless, Inc. from September 1997 to April 1999. From January 1991 until August 1997, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Corp. and from 1995 to 1997 he served as a member of its board of directors. In addition, Mr. Albertini is a director of Airgas Inc., Triumph Group Incorporated, and Charming Shoppes, Inc. He also serves as a trustee of the Weller Foundation.

Laurence D. Fink (age 52), Director since 1999, is chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of BlackRock’s management committee and a member of the investment committee and the investment strategy group. He is also a trustee of the BlackRock Funds, a director of several of BlackRock’s offshore funds and alternative investment vehicles, and chairman of the boards of Nomura BlackRock Asset Management Co., Ltd. and Anthracite Capital, Inc. Mr. Fink is also a member of the board of executives of the New York Stock Exchange, Inc., an advisory panel that is representative of New York Stock Exchange constituents.

Frank T. Nickell (age 57), Director since 1999, is president and chief executive officer of Kelso & Company, L.P. (“Kelso & Company”), a firm that manages private equity investment partnerships and private equity investments. Prior to joining Kelso & Company in 1977, he was associated with A.M. Pullen & Co., independent public accountants. Mr. Nickell is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Nickell is a director of The Bear Stearns Companies Inc. and Earle M. Jorgensen Company. He is also a member of The Board of Visitors of the University of North Carolina and a Trustee of the NYU Hospitals Center.

Thomas H. O’Brien (age 68), Director since 1999, retired as chief executive officer of PNC on May 1, 2000, after 15 years in that position and retired as chairman of PNC on May 1, 2001 after 13 years in that position. Mr. O’Brien is a director of PNC, Verizon Communications, Inc., and Hilb, Rogal & Hobbs Co.

Continuing Class II Directors Whose Terms Will Expire in 2007

David H. Komansky (age 65), Director since 2003, retired as chairman of the board of Merrill Lynch & Co., Inc. (“Merrill Lynch”) in April 2003. Mr. Komansky, who became chairman of the board of Merrill Lynch in April 1997, also served as a director and chief executive officer of Merrill Lynch from December 1996 to December 2002, and as a director, president and chief operating officer of Merrill Lynch from January 1995 to December 1996. In addition, Mr. Komansky is a director of WPP Group plc, AEA Investors LLC, and Burt’s Bees, Inc.

James E. Rohr (age 56), Director since 1998, is chairman and chief executive officer of PNC and PNC Bank. Mr. Rohr is also a director of PFPC Worldwide, Inc., PNC’s global fund services company, and a number of other PNC subsidiaries. Mr. Rohr is a director of PNC, Allegheny Technologies Incorporated, and Equitable Resources, Inc.

Ralph L. Schlosstein (age 54), Director since 1999, is president of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a member of BlackRock’s management committee, investment committee, and the investment strategy group. Mr. Schlosstein is chairman of the boards of BlackRock’s closed-end investment companies, chairman and president of the BlackRock Liquidity Funds, a director and officer of several of BlackRock’s alternative investment vehicles, and a director of Anthracite Capital, Inc.

Agreement on Certain Director Nominations

BlackRock, PNC Bancorp, Inc., the indirect, wholly owned subsidiary of PNC that holds PNC’s shares of BlackRock common stock, and those employees of BlackRock or its affiliates who hold shares of BlackRock class B common stock, are parties to a stockholders agreement.*

Under the terms of the stockholders agreement (see “Certain Relationships and Related Transactions—Stockholders Agreement with PNC and Certain Employee Stockholders”), for so long as PNC owns voting stock representing at least 25% of the voting power of the voting stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the employee stockholders agree to vote their shares of class B common stock for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

*	At the time each of the agreements discussed below was initially entered into, PNC Asset Management, Inc. was the direct holder of PNC's shares of BlackRock common stock. As a result of a restructuring of PNC's ownership of BlackRock effective January 18, 2005, PNC Bancorp, Inc. became the direct holder of PNC's shares of BlackRock common stock, and was assigned, and it assumed, PNC Asset Management's rights and responsibilities under each of the agreements. See “Certain Relationships and Related Transactions—IPO Agreement with PNC," "—Registration Rights Agreement with PNC and Certain Employee Stockholders" and "—Stockholders Agreement with PNC and Certain Employee Stockholders" below.

PNC’s designees on the Board of Directors are currently Thomas H. O’Brien, James E. Rohr, William S. Demchak, and William C. Mutterperl. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

Other Executive Officers

In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock’s executive officers:

Robert S. Kapito (age 48), vice chairman of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Kapito is a member of BlackRock’s management committee, investment strategy group, fixed income and global equity operating committees, and the equity investment strategy group. Mr. Kapito also serves as president and a director of BlackRock’s closed-end investment companies.

Paul L. Audet (age 51), managing director and chief financial officer of BlackRock since 1998 and a member of BlackRock’s management committee and investment committee. Mr. Audet also serves as the treasurer of the BlackRock Liquidity Funds and the BlackRock Funds. Prior to joining BlackRock in 1998, Mr. Audet was a senior vice president at PNC, responsible for mergers and acquisitions and for finance at PNC Asset Management Group, Inc.

Robert P. Connolly (age 50), managing director and general counsel of BlackRock since 1998 and a member of BlackRock’s management committee. Mr. Connolly is responsible for all legal affairs of BlackRock. Prior to joining BlackRock in 1998, Mr. Connolly was general counsel of PNC Asset Management Group, Inc.

Board and Committees

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee are available on our corporate website at www.blackrock.com under the headings “About BlackRock/Investor Relations/Corporate Governance/Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Independent Registered Public Accounting Firm— Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board of Director oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and the compliance by BlackRock with legal and regulatory requirements. The Audit Committee also prepares the audit committee report as required by the SEC’s rules for inclusion in BlackRock’s annual proxy statement. The Audit Committee is presently composed of Messrs. Albertini (Chairman), Gerber, Grosfeld and Wagner. As noted above, Mr. Wagner has informed BlackRock of his intention to resign from the Board of Directors effective April 28, 2005. The Board of Directors has determined that Mr. Albertini qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board has determined that each of Messrs. Albertini, Gerber, Grosfeld and Wagner has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

Furthermore, the Board of Directors has determined that each of Messrs. Albertini, Gerber, Grosfeld and Wagner has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the New York Stock Exchange listing standards and the applicable SEC rules. On February 15, 2005, the Board of Directors adopted amended categorical standards to assist it in determining whether or not certain relationships between the members of the Audit Committee and Nominating and Governance Committee and BlackRock or its affiliates and subsidiaries (either directly or as partner, shareholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards address: (i) relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (ii) relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership; (iii) contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and (iv) relationships involving a director’s relative unless the relative is an immediate family member of the director. All relationships between the members of the Audit Committee and BlackRock meet the categorical standards adopted by the Board of Directors.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors, and independent registered public accounting firm.

The Compensation Committee

The Compensation Committee is responsible for administering BlackRock’s stock award and incentive plans and establishing the compensation for BlackRock’s executive officers. The Compensation Committee is presently composed of Messrs. Nickell (Chairman), Grosfeld, Komansky, Rohr, and Wagner. As noted above, Mr. Wagner has informed BlackRock of his intention to resign from the Board of Directors effective April 28, 2005. The NYSE rules do not require BlackRock to have a fully independent Compensation Committee because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.”

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for: assisting the Board of Directors by identifying individuals qualified to become Board of Directors members, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors and management’s performance; and recommending to the Board of Directors director nominees for each committee. The Nominating and Governance Committee is presently composed of Ms. Robinson and Messrs. O’Brien (Chairman), Fink, Grosfeld, Mutterperl and Rohr. Ms. Robinson and Mr. Grosfeld are “independent” as defined in the NYSE listing standards. The NYSE rules do not require BlackRock to have a fully independent Nominating and Governance Committee because BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.”

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law or BlackRock’s amended and restated bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Ms. Robinson and Messrs. Fink (Chairman), Nickell, Rohr and Wagner. As noted above, Mr. Wagner has informed BlackRock of his intention to resign from the Board of Directors effective April 28, 2005.

The Board of Directors met 7 times during 2004. During 2004, the Board of Directors’ committees held the following number of meetings: Audit Committee—13 meetings; Compensation Committee—4 meetings; Nominating and Governance Committee—4 meetings; and Executive Committee—3 meetings. In 2004, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Twelve directors, the entire Board at the time, attended the last annual meeting of stockholders.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board of Directors membership. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholder meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see the section captioned “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each of the nominees for election to our Board of Directors this year has previously served as a BlackRock director.

Ms. Robinson was appointed to the Board of Directors in July 2004. Ms. Robinson was recommended for consideration by the Nominating and Governance Committee based on the recommendation of the chief executive officer, Mr. Fink.

Executive Sessions

Executive sessions of non-management directors are held at least three times a year. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Schlosstein are the only BlackRock officers serving on the Board of Directors. Each session is chaired by one of the non-management members of the Board of Directors on a rotating basis, determined alphabetically for the year’s sessions. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “About BlackRock/Investor Relations/Corporate Governance/Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be opened by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Compensation of Directors

Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who are not employees of BlackRock or PNC each receive an annual retainer of $75,000 per year and are reimbursed for reasonable travel and related expenses. In addition, the chairman of the Audit Committee receives an additional annual retainer of $15,000, and each director who serves as a member of the Audit Committee receives an additional annual retainer of $10,000. The Chairman of the Compensation Committee receives an additional annual retainer of $10,000, and each nonemployee director who serves as a member of the Compensation Committee receives an additional annual retainer of $7,500. Further, each nonemployee director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit or Compensation Committees.

Each nonemployee director will receive at least $25,000 of his or her annual retainer in the form of class A common stock valued at fair market value, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan. In addition, each nonemployee director may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation in excess of $25,000, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for its directors, officers, and employees which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “About BlackRock/Investor Relations/Corporate Governance.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers which addresses these important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics is available at our corporate website at www.blackrock.com under the headings “About BlackRock/Investor Relations/Corporate Governance.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on its corporate website at www.blackrock.com under the headings “About BlackRock/Investor Relations/Corporate Governance.”

Stockholders are encouraged to visit the corporate governance section of the “About BlackRock/Investor Relations” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees, and corporate governance at BlackRock.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Report of the Audit Committee

The Board of Directors has appointed an Audit Committee composed of four directors, each of whom is independent as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Albertini is an “audit committee financial expert,” as that term is defined in the SEC rules.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is available on our corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance/Committee Charters.” The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2004.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of nonaudit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

William O. Albertini (Chairman)

Murry S. Gerber

James Grosfeld

Lawrence M. Wagner

OWNERSHIP OF BLACKROCK COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s common stock as of February 14, 2005, by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of February 14, 2005, through the exercise of any option, warrant or right.

As of February 14, 2005, there were 19,793,101 shares of BlackRock’s class A common stock outstanding and 44,692,844 shares of BlackRock’s class B common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of class A common stock outstanding	Percent of class B common stock outstanding
PNC Bancorp, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	44,935,000	24.93%	89.50%
Select Equity Group, Inc. (1) 380 Lafayette Street New York, NY 10003	2,390,400	12.63%	—
William O. Albertini	15,083	*	—
William S. Demchak	—	—	—
Laurence D. Fink (2)(3)(4)(5)	1,838,150	1.36%	3.51%
Murry S. Gerber (2)	17,340	*	—
James Grosfeld	20,404	*	—
David H. Komansky	2,366	*	—
William C. Mutterperl	—	—	—
Frank T. Nickell	72,110	*	—
Thomas H. O’Brien	16,001	*	—
Linda Gosden Robinson	1,518		—
James E. Rohr	5,000	*	—
Ralph L. Schlosstein (2)(3)(4)(5)	1,116,620	2.99%	1.17%
Lawrence M. Wagner (2)	6,866	*	—
Paul L. Audet (3)(5)	198,083	*	*
Robert P. Connolly (3)(4)(5)	67,159	*	*
Robert S. Kapito (2)(3)(4)(5)	1,175,142		2.33%
All directors and executive officers as a group (16 persons)	4,551,842	6.36%	7.32%

*	The number of shares of a class of common stock held by such individual is less than 1% of the outstanding shares of such class of common stock.
(1)	This information is obtained from a Schedule 13G/A filed on February 14, 2005, by Select Equity Group, Inc., Select Offshore Advisors, LLC, and George S. Loening.
(2)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(3)	Includes shares of BlackRock class A common stock subject to employee stock options held by the executive officers and either exercisable as of February 14, 2005, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (112,500 shares), Schlosstein (60,000 shares), Kapito (52,500 shares), Audet (42,500 shares), and Connolly (32,500 shares).
(4)	Includes shares of BlackRock class A common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan, as of February 14, 2005.
(5)	Includes shares of restricted BlackRock class A common stock held by each of Messrs. Fink (65,380 shares), Schlosstein (39,552 shares), Kapito (30,914 shares), Audet (4,739 shares) and Connolly (4,106 shares).

OWNERSHIP OF PNC COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of PNC’s common stock as of February 28, 2005, by: (i) each of BlackRock’s directors; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of PNC common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of February 28, 2005, through the exercise of any option, warrant or right.

	Amount of beneficial ownership of PNC common stock*
William O. Albertini	—
William S. Demchak	290,432	(2)(5)
Laurence D. Fink	141,878	(1)(2)
Murry S. Gerber	—
James Grosfeld	—
David H. Komansky	—
Frank T. Nickell	—
Thomas H. O’Brien	558,894	(1)(2)(3)
Linda Gosden Robinson	—
James E. Rohr	1,541,228	(1)(2)(4)
Ralph L. Schlosstein	74,999
Lawrence M. Wagner	1,200
William C. Mutterperl	178,642	(2)
Paul L. Audet	44,999
Robert P. Connolly	3,334	(2)
Robert S. Kapito	54,890	(1)(2)
All directors and executive officers as a group (16 persons)	2,890,426

*	As of February 28, 2005, there were 282,985,715 shares of PNC’s common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is approximately 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of February 28, 2005, or exercisable within 60 days of that date.
(1)	Includes shares of PNC common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan.
(2)	Includes shares of PNC common stock subject to employee stock options held by the directors and executive officers and either exercisable as of February 28, 2005, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (135,000 shares), Schlosstein (74,999 shares), Kapito (49,400 shares), Demchak (164,998 shares), Mutterperl (146,750 shares), O’Brien (264,250 shares), Rohr (1,103,419 shares), Audet (44,999 shares), and Connolly (3,334 shares).
(3)	Includes 1,000 shares of PNC common stock owned by Mr. O’Brien’s spouse, as to which the individual disclaims beneficial ownership; also includes 300 shares held indirectly as the executor of an estate.
(4)	Includes 443 shares of PNC common stock held by Mr. Rohr indirectly as custodian for daughter; 58,200 shares owned by spouse and 9,055 shares held as assets of a grantor retained annuity trust.
(5)	Includes shares held jointly with spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the New York Stock Exchange. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2004, our directors, executive officers and ten percent holders met all applicable SEC filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following summary compensation table sets forth information concerning compensation earned for the years 2002 through 2004 by BlackRock’s chief executive officer and the next four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)		All Other Compensation ($)
Laurence D. Fink Chairman and Chief Executive Officer	2004 2003 2002	500,000 500,000 500,000	7,210,000 6,101,991 8,042,024	(1) (6) (8)	78,324 — —	(2)	2,400,000 2,425,000 —	(3) (7)	25,000 25,000 535,000	(4) (4) (9)	12,300 12,000 11,000	(5)

Ralph L. Schlosstein President	2004 2003 2002	400,000 400,000 400,000	4,370,000 3,401,588 4,579,060	(1) (6) (8)	— — —		1,460,000 1,460,000 —	(3) (7)	10,000 10,000 295,000	(4) (4) (9)	12,300 12,000 11,000	(5)

Robert S. Kapito Vice Chairman	2004 2003 2002	350,000 350,000 350,000	7,977,915 2,341,037 7,483,572	(1) (6) (8)(10)	— — —		1,350,000 959,450 —	(3) (7)	— — 230,000	(9)	12,300 12,000 11,000	(5)

Paul L. Audet Chief Financial Officer	2004 2003 2002	260,000 260,000 260,000	1,105,000 892,500 900,000	(1)(11) (6)(12) (8)(10)	— — —		195,000 157,500 —	(3) (7)	5,000 5,000 100,000	(4) (4) (9)	— — —

Robert P. Connolly General Counsel	2004 2003 2002	250,000 250,000 250,000	1,000,000 743,750 700,000	(1)(11) (6)(12) (8)	— — —		175,000 131,250 —	(3) (7)	— — 60,000	(9)	10,346 12,000 11,000	(5)

(1)

Approximately 25% of the total 2004 incentive awards paid to Messrs. Fink and Schlosstein, approximately 25% of the total 2004 incentive awards paid to Mr. Kapito other than the $3,927,915 bonus paid to Mr. Kapito in respect of certain BlackRock alternative investment products, and approximately 15% of the total 2004 incentive awards paid to Messrs. Audet and Connolly were awarded to such executive officers in the form of restricted shares of BlackRock class A common stock. The amount shown in the Bonus column represents approximately 75% or 85%, as applicable, of the total 2004 incentive awards, but excluding, for this purpose, the $3,927,915 bonus paid to Mr. Kapito in 2004 in respect of BlackRock’s alternative investment products. The restricted shares were awarded on January 21, 2005 under BlackRock’s 1999 Stock Award and Incentive Plan (the “Stock Award and Incentive Plan”). The restricted shares vest ratably over a three-year period beginning on the December 15, 2005 and each of the next two anniversaries on that date. The aggregate dollar value of the restricted shares is shown in the “Restricted Stock Award(s)” column of this table for 2004, and additional details are provided in footnote (3) of this Summary Compensation Table and in the Compensation Committee Report contained in the proxy statement under the caption “Annual Incentive Awards.”

(2)	Includes $59,348 attributable to the incremental cost to BlackRock for Mr. Fink’s personal use of aircraft services that BlackRock obtains from a third party supplier. Prior to the fourth quarter of 2004, it was BlackRock’s policy to require executives to reimburse BlackRock for the incremental cost to BlackRock of personal aircraft use. However, as a result of a recent change to the Internal Revenue Code brought about by the American Jobs Creation Act of 2004 (the “Jobs Act”), BlackRock, as of the date of the enactment of the Jobs Act, commenced imputation of income equal to the incremental cost of personal use of aircraft services by an executive subject to Section 16(a) of the Exchange Act. This change complies with a provision in the Jobs Act which limits the deductibility of executive personal use after the enactment to amounts included in their compensation. Also includes $18,976 of imputed income for the pro-rata portion of the cost of providing a leased car and driver for Mr. Fink’s personal use.
(3)	The dollar values in this column equal the aggregate value of 30,249, 18,401, 17,015, 2,457, and 2,205 restricted shares of BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, on January 21, 2005 under the Stock Award and Incentive Plan in lieu of the payment of cash for a portion of their 2004 incentive awards. The executive officers are entitled to vote and to receive dividends on the restricted shares. As of December 31, 2004, Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, held 35,131, 21,151, 13,899, 2,282 and 1,902 shares of restricted stock, with values of $2,714,221, $1,634,126, $1,073,837, $176,307 and $146,949.
(4)	Represents options to purchase 25,000, 10,000, and 5,000 shares of PNC common stock granted to each of Messrs. Fink, Schlosstein, and Audet, respectively on January 6, 2004, at an exercise price of $54.04 and on January 3, 2003 at an exercise price of $43.81. These options become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant. BlackRock did not grant any options to purchase BlackRock class A common stock in 2004 or 2003 to any of the executive officers listed above.
(5)	Represents a matching contribution to the PNC Incentive Savings Plan for each of Messrs. Fink, Schlosstein, Kapito, and Connolly.
(6)	Messrs. Fink, Schlosstein, Kapito, Audet and Connolly received approximately 28%, 30%, 29%, 15% and 15%, respectively of their 2003 incentive award in the form of restricted shares of BlackRock class A common stock. The restricted shares were awarded on December 15, 2003 under the Stock Award and Incentive Plan. The restricted shares vest ratably over a four-year period beginning on the first anniversary of the grant. The aggregate dollar value of the restricted shares is shown in the “Restricted Stock Award(s)” column of this table for 2003, and additional details are provided in footnote (7) of this Summary Compensation Table and in the Compensation Committee Report contained in the proxy statement under the caption “Annual Incentive Awards.”
(7)	The dollar values in this column equal the aggregate value of 46,841, 28,201, 18,532, 3,042, and 2,535 restricted shares of BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, on December 15, 2003 under the Stock Award and Incentive Plan in lieu of the payment of cash for a portion of their 2003 incentive awards. The executive officers are entitled to vote and to receive dividends on the restricted shares.
(8)

Includes an involuntary deferral by BlackRock with respect to fiscal year 2002 of $804,200, $457,900, $286,400, $90,000, and $70,000 from the bonuses of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). The IDCP provides for a 20% match by BlackRock on such amounts of $160,840, $91,580, $57,280, $18,000, and $14,000 to Messrs. Fink,

Schlosstein, Kapito, Audet, and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount vests one-third ratably over a three-year period beginning on January 30, 2004, (ii) the 20% match made by BlackRock will vest on January 30, 2006, and (iii) any gains on the deferred amount and the 20% match will vest on January 30, 2006. Payment of these deferred amounts is contingent on continued employment. Also includes a $4,620,000 bonus paid to Mr. Kapito in respect of certain BlackRock alternative investment products.

(9)	Represents a grant on October 15, 2002 of options to purchase 500,000, 275,000, 225,000, 90,000, and 60,000 shares of BlackRock class A common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, at an exercise price of $37.36. These options become exercisable on December 31, 2006. Also includes a grant on January 3, 2002 of options to purchase 35,000, 20,000, 5,000, and 10,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito, and Audet, respectively, at an exercise price of $57.10. These options become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.
(10)	Includes a voluntary deferral by the executive officer with respect to fiscal year 2002 of $515,520, and $121,500, respectively, from the bonuses of Messrs. Kapito and Audet, respectively, pursuant to the VDCP. Pursuant to the terms of the VDCP, these deferred amounts are immediately vested.
(11)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2004 of $130,000 and $117,500 from the bonuses of Messrs. Audet and Connolly, respectively, pursuant to the IDCP. The IDCP provides for a 20% match by BlackRock on such amounts of $26,000 and $23,500 to Messrs. Audet and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount will vest one-third ratably over a three-year period beginning on January 27, 2006, (ii) the 20% match made by BlackRock will vest on January 27, 2008, and (iii) any gains on the deferred amount and the 20% match will vest on January 27, 2008. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein, and Kapito were not obligated to participate in the IDCP since approximately 25% of their 2004 bonus was already deferred by the grant of restricted shares. See footnotes (1) and (3) to this Summary Compensation Table.
(12)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2003 of $105,000 and $87,500 from the bonuses of Messrs. Audet and Connolly, respectively, pursuant to the IDCP. The IDCP provides for a 20% match by BlackRock on such amounts of $21,000 and $17,500 to Messrs. Audet and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount will vest one-third ratably over a three-year period beginning on January 29, 2005, (ii) the 20% match made by BlackRock will vest on January 29, 2007, and (iii) any gains on the deferred amount and the 20% match will vest on January 29, 2007. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein, and Kapito were not obligated to participate in the IDCP since approximately 28% of their 2003 bonus was already deferred by the grant of restricted shares. See footnotes (6) and (7) to this Summary Compensation Table.

BlackRock Stock Options

During 2004, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table.

PNC Stock Options

The following table sets forth information concerning the grant of PNC stock options to each of the executive officers named in the Summary Compensation Table during 2004. PNC did not grant any stock appreciation rights during 2004 to the executive officers named in the Summary Compensation Table.

PNC Option Grants in Last Fiscal Year

Name	Individual Grants				Grant Date Present Value ($)(2)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to PNC Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Laurence D. Fink	25,000	1.1%	$54.04	1/6/14	$281,250
Ralph L. Schlosstein	10,000	0.44%	54.04	1/6/14	112,500
Robert S. Kapito	—	—	—	—	—
Paul L. Audet	5,000	0.22%	54.04	1/6/14	56,250
Robert P. Connolly	—	—	—	—	—

(1)	The options granted to Messrs. Fink, Schlosstein, and Audet have a grant date of January 6, 2004, and become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.
(2)	The chart below shows the assumptions used to determine the grant date present value per option. Neither PNC nor BlackRock in any way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

Grant Date	Market Price	Exercise Price	Volatility	Annualized Risk Free Rate of Return	Estimated Useful Life	Dividend Yield	Estimated Value of Option
1/06/04	$54.04	$54.04	0.2980	3.41%	5 Years	3.63	$11.25

Exercise of BlackRock Options

The following table sets forth information concerning the exercise of BlackRock stock options during 2004 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised BlackRock Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money BlackRock Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	112,500	500,000	$4,185,500	$19,950,000
Ralph L. Schlosstein	12,500	595,813	60,000	275,000	2,036,850	10,972,500
Robert S. Kapito	—	—	52,500	225,000	2,148,650	8,977,500
Paul L. Audet	—	—	42,500	90,000	1,809,175	3,591,000
Robert P. Connolly	—	—	32,500	60,000	1,469,700	2,394,000

Exercise of PNC Options

The following table sets forth information concerning the exercise of PNC stock options during 2004 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised PNC Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money PNC Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	106,667	53,334	$584,645	$309,471
Ralph L. Schlosstein	—	—	61,666	23,334	322,551	124,221
Robert S. Kapito	—	—	47,733	1,667	347,965	358
Paul L. Audet	—	—	38,332	11,668	243,670	62,117
Robert P. Connolly	—	—	3,334	—	36,630	—

PNC Pension Plan

Messrs. Audet and Connolly are the only BlackRock executive officers that participate in PNC’s pension plan. Effective June 30, 2004, BlackRock employees are not eligible to accrue additional benefits under the PNC pension plan. Based on benefits that they had accrued prior to June 30, 2004, and assuming a 7% interest rate applied to their account balances, Messrs. Audet and Connolly would receive estimated total annual benefits upon retirement at age 65 (including those payable by supplemental non-qualified pension plans) of $123,285 and $36,005, respectively. These benefits are payable in the form of single life annuities.

Report of the Compensation Committee

The following is the compensation report to stockholders on BlackRock’s executive compensation policies with respect to compensation reported for fiscal year 2004. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Compensation Committee Report on Executive Compensation for Fiscal Year 2004

Introduction

The Compensation Committee’s key compensation-related responsibilities are as follows:

•	Review BlackRock’s executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of BlackRock, consistent with stockholder interests;

•	Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans, consistent with the best interests of BlackRock’s stockholders;

•	Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan, including the periodic review and final approval of BlackRock’s annual incentive compensation expense;

•	Consult with the chief executive officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

•	Review perquisites and other personal benefits provided to BlackRock’s executive officers; and

•	Review and prepare reports and other material related to executive compensation disclosure.

The Compensation Committee functions as follows:

•	Utilizes compensation data from appropriate comparable companies in the financial services industry and key management positions obtained from nationally-recognized independent compensation consulting firms. This compensation data covers a peer group of selected investment management and investment banking industry companies which compete in markets served by BlackRock;

•	Reviews and aligns BlackRock’s financial performance with the compensation paid to its executive officers; and

•	Obtains assistance from:

•	A nationally-recognized independent compensation consulting firm; and

•	BlackRock’s internal support staff.

BlackRock’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers capable of making significant contributions to BlackRock’s long-term success, consistent with stockholder interests;

•	Place a significant proportion of an executive officer’s total compensation at risk by linking it to BlackRock’s financial and common stock price performance; and

•	Align the interests of executive officers with those of stockholders.

The three primary components of BlackRock’s executive compensation program are base salary, annual incentive awards (bonus) and long-term incentive awards.

Base salary

BlackRock’s philosophy is to compensate its executives with a higher proportion of variable compensation in relation to base salary than is typical in the investment management industry. With this approach, the vast majority of the compensation for its executives involves a high proportion of pay that is “at risk”—namely the annual bonus and long-term incentive awards. This enables BlackRock to meet the requirements of the highly competitive environment in which BlackRock operates while ensuring that executives are compensated in a way that advances the short- and long-term interests of stockholders.

Annual incentive awards

Annual incentive awards are bonuses designed to provide a linkage among executive performance, annual objective performance measures and long-term increases in stockholder value.

For 2004, the Compensation Committee took the actions necessary to arrive at the amount of the annual incentive award for each of the five executive officers listed in the compensation tables. Among other things, the Compensation Committee: confirmed the identity of the executive officers eligible to receive an annual incentive award; certified in writing the size of the compensation pool for the 2004 award period, in reliance upon financial information supplied by BlackRock’s officers; and certified in writing the amount of the authorized incentive award to be paid to each participant.

There are a number of factors that affect the amount of an executive officer’s incentive award payment, including:

•	Primary factors: earnings per share goals and overall operating profitability of BlackRock.

•	Other factors: growth in assets (sales) and implementation of critical processes in connection with BlackRock’s strategic positioning for future performance and growth.

For 2004, the five executive officers listed in the Summary Compensation Table shared in a compensation pool equal to a maximum of 20% of the corporate incentive pool (exclusive of direct compensation of $3,927,915 earned by Mr. Kapito in respect of certain BlackRock alternative investment products), which is based on a percentage (31.5% to 41.5%) of pre-incentive operating income, as determined by the Compensation Committee. During the first quarter of 2004, the Compensation Committee assigned incentive award amounts based on the historical percentage of incentive awards allocated to the executive officers from the total pool. The highest percentage incentive award amount represents the maximum percentage of the compensation pool a participant can receive for the 2004 award period. The 2004 incentive awards for the executive officers reflects a target level award with the pool equal to 18.1% of the corporate incentive pool. None of the five executive officers listed in the Summary Compensation Table could be assigned more than 50% of such 18.1% of the corporate incentive pool and the sum of all percentages assigned cannot exceed 100% of such 18.1% of the corporate incentive pool.

The Compensation Committee may exercise its discretion to reduce or eliminate an executive officer’s award, based on its assessment of the officer’s performance.

For the 2004 award period, annual incentive awards were made to Mr. Fink and the other four executive officers listed in the Summary Compensation Table pursuant to BlackRock’s 1999 Annual Incentive Performance Plan (the “Performance Plan”). Mr. Kapito also received a bonus in respect of certain BlackRock alternative investment products. The Performance Plan is designed to permit the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code.

In order to motivate and retain BlackRock’s executive officers, a portion of the annual incentive award paid under the Performance Plan to our executive officers was awarded in the form of restricted shares of BlackRock class A common stock. The restricted shares were awarded under BlackRock’s 1999 Stock Award and Incentive Plan (the “Stock Award and Incentive Plan”). Approximately 25% of the annual incentive award paid under the Performance Plan to Messrs. Fink, Schlosstein and Kapito and approximately 15% paid to Messrs. Audet and Connolly was paid in the form of restricted shares. The restricted shares vest ratably over a three-year period commencing on December 15, 2005.

In addition, for fiscal year 2004, 10% of the annual incentive awards paid to Messrs. Audet and Connolly were deferred pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). Under the terms of the IDCP, BlackRock matches 20% of the involuntary deferred amount. For fiscal year 2004, the deferred amount will vest one-third ratably over a three-year period beginning on January 27, 2006, the 20% match made by BlackRock will vest on January 27, 2008, and any gains on the deferred amount and the 20% match will vest on January 27, 2008. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein, and Kapito were not obligated to participate in the IDCP since approximately 25% of their 2004 incentive awards paid under the Performance Plan were deferred by the grant of restricted shares. This allowed BlackRock to recognize savings on the deferred portion of the annual incentive award granted to Messrs. Fink, Schlosstein, and Kapito since BlackRock did not have to make a company match on this deferred amount.

Certain key employees, including the executive officers, may voluntarily defer all or a portion of their annual incentive award pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested. For fiscal year 2004, none of the executive officers set forth in the Summary Compensation Table elected to defer a portion of their bonus pursuant to the VDCP.

Long-term incentive awards

Long-term incentives are designed to align the interests of employees with long-term stockholder interests. In October 2002, BlackRock’s Board of Directors and Compensation Committee approved the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Performance-Based Retention Plan”). The Performance-Based Retention Plan permits BlackRock to grant up to $240 million in deferred compensation awards (the “Compensation Awards”), with payment subject to the achievement of certain performance hurdles no later than March 2007. Awards granted under the Performance Based Retention Plan will fully vest at the end of any three-month period beginning in 2005 or 2006 during which the daily average closing price of BlackRock common stock is at least $62 per share. In the third quarter of 2004 BlackRock commenced expense recognition associated with the Performance-Based Retention Plan given the continued strength in BlackRock’s stock price. No awards were granted to any of the executive officers in 2004 under the Performance-Based Retention Plan.

Chief Executive Officer compensation

In determining Mr. Fink’s compensation, the Compensation Committee members considered Mr. Fink’s performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and BlackRock’s profitability; BlackRock’s overall performance including growth in assets under management; and the BlackRock’s strategic positioning for future performance and growth. The Compensation Committee also considered

Mr. Fink’s leadership, decision-making skills, experience and knowledge. The Compensation Committee may place more relative weight on one or more of these factors and, generally, BlackRock’s financial performance is given the most weight.

With input from a nationally recognized independent compensation consulting firm, the Compensation Committee discussed matters affecting Mr. Fink’s compensation and compared it against a peer universe of investment management and investment banking industry companies that compete in markets serviced by BlackRock to determine whether BlackRock’s executive compensation program is consistent with market practices linking pay to performance. The independent compensation consultant conducted a survey and prepared a detailed report analyzing the business, financial and compensation practices in the investment management and investment banking industries.

Based on the results of the independent compensation consultant’s annual survey and reports regarding compensation for chief executive officers in the investment management industry, the Compensation Committee authorized Mr. Fink’s compensation package for 2004, which included base salary and an incentive award, which included restricted stock. The Compensation Committee’s decisions regarding Mr. Fink’s compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting.

The Compensation Committee authorized a base salary in the amount of $500,000 and an incentive award under the Performance Plan of $9,610,000. Mr. Fink received $7,210,000 of this incentive award in the form of cash and the remainder of the amount was awarded to him in the form of restricted shares of BlackRock class A common stock issued under the Stock Award and Incentive Plan.

Mr. Fink’s incentive award under the Performance Plan was tied directly to BlackRock’s performance in 2004 in accordance with the criteria set forth above, which included the following:

•	2004 net income and diluted earnings per share totaled $143.1 million and $2.17 as compared to $155.4 million and $2.36, respectively for 2003. 2004 results included after-tax charges of $.99 per share associated with initiating expense recognition for the Performance-Based Retention Plan.

•	2004 diluted earnings per share, as adjusted, which excludes the impact of PNC’s Performance-Based Retention Plan funding obligation and certain non-recurring items, rose 14.4% to $2.70.*

•	Assets under management were a record $341.8 billion at December 31, 2004, up 10.5% from $309.4 billion at December 31, 2003.

*	For the year ended December 31, 2004, diluted earnings per share was $2.17 and diluted earnings per share, as adjusted, was $2.70. Diluted earnings per share, as adjusted, reflects the PNC Performance-Based Retention Plan funding obligation ($0.81) and professional fees associated with the acquisition of SSRM Holdings, Inc. ($0.01). These items were partially offset by New York State and City tax benefits ($0.27) and the sale of the Company’s interest in Trepp LLC ($0.02).

Tax policy

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation exceeding $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report unless the payments are made under qualifying performance-based plans. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to such executive officers, it maintains flexibility to take other actions that may be based on considerations other than tax deductibility.

Conclusion

Based upon its review of BlackRock’s executive compensation program, the Compensation Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

MEMBERS OF THE COMPENSATION COMMITTEE

Frank T. Nickell (Chairman)

James Grosfeld

David H. Komansky

James E. Rohr

Lawrence M. Wagner

Compensation Committee Interlocks and Insider Participation

Mr. Nickell, a director of BlackRock and a member of the Compensation Committee, is the president and chief executive officer of Kelso & Company, which provides advisory services in the ordinary course of business to one of BlackRock’s subsidiaries and to a limited liability company created by BlackRock. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See “Certain Relationships and Related Transactions—Transactions with Directors.”

Mr. Fink’s Employment Agreement

Mr. Fink entered into an employment agreement with BlackRock with a term that commenced on October 10, 2002 and extends until the later of (i) the date that awards first become payable under the Performance-Based Retention Plan and (ii) the last possible date upon which any performance goal could be achieved under the Performance-Based Retention Plan.

During the term, Mr. Fink will serve as Chairman and Chief Executive Officer of BlackRock and will report directly to the Board of Directors, with full executive power as Chief Executive Officer of BlackRock and title and office and on a basis no less favorable than Mr. Fink’s duties, authorities and responsibilities prior to the commencement of the term.

During the term, Mr. Fink’s base salary will be no less than his base salary as of the commencement of the term. In addition, Mr. Fink will be eligible to earn, for each fiscal year during the term, an annual cash bonus on terms and conditions as determined by the Compensation Committee. As determined by the Compensation Committee, Mr. Fink will be entitled to participate in BlackRock’s long-term incentive compensation arrangements on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peer executives at BlackRock. In addition, Mr. Fink will be entitled to participate in all other incentive, savings and retirement plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peers, but in no event will Mr. Fink’s incentive, savings and retirement benefit opportunities be less favorable in the aggregate than his opportunities before the commencement of the term. During the term, Mr. Fink will also be entitled to fringe benefits as determined by the committee, but in no event will his fringe benefits be less favorable than the most favorable fringe benefits provided to him before the commencement of the term or, if more favorable, those provided generally at any time thereafter to Mr. Fink’s peers.

If, during the term, BlackRock terminates Mr. Fink’s employment other than for cause, death or disability or if Mr. Fink resigns for “deficient opportunity” (as defined in the agreement), BlackRock will pay to Mr. Fink as severance a lump sum of (i) a pro-rata annual bonus for the year in which the date of termination occurs and (ii) an amount equal to three times the sum of Mr. Fink’s annual base salary and bonus. For purposes of determining the amount of Mr. Fink’s severance payment, the bonus will be the highest annual bonus paid to Mr. Fink with respect to the three fiscal years ending prior to the date of termination. In addition, Mr. Fink and his spouse and dependents will be entitled to continuation of welfare benefits for three years following the date of termination and Mr. Fink’s equity incentive awards or other incentive awards will immediately vest and/or be paid in full and his stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms. Under the terms of the agreement, BlackRock will pay all legal fees and expenses that Mr. Fink reasonably incurs as a result of any contest over the agreement.

If any payments or benefits that Mr. Fink receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his employment agreement provides for an additional payment to him to restore him to the after-tax position that he would have been in, if the excise tax had not been imposed.

During Mr. Fink’s employment and for a period of one year thereafter, Mr. Fink will be subject to non-competition and non-solicitation of employees provisions. The non-competition provision will be inapplicable if Mr. Fink’s employment with BlackRock is terminated by BlackRock without cause, by reason of Mr. Fink’s death or disability or by Mr. Fink for deficient opportunity. During the term and thereafter, Mr. Fink has agreed not to disclose confidential information or to disparage BlackRock or its affiliates.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on BlackRock’s class A common stock from December 31, 1999 through December 31, 2004, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the SNL Asset Manager Index*. The graph assumes the investment of $100 in BlackRock’s class A common stock and in each of the two indices on December 31, 1999 and the reinvestment of all dividends, if any.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
BlackRock, Inc.	100.00	244.36	242.62	229.24	311.55	459.92
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
SNL Asset Manager Index	100.00	159.67	142.98	108.43	151.19	197.26

*	The SNL Asset Manager Index currently comprises the following companies: Alliance Capital Management Holding L.P.; Alliance Capital Management L.P.; Affiliated Managers Group, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Franklin Resources, Inc.; BKF Capital Group, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; U.S. Global Investors, Inc.; Hennessy Advisors, Inc.; Integrity Mutual Funds, Inc.; Janus Capital Group Inc.; Nuveen Investments, Inc.; Legg Mason, Inc.; SEI Investments Co.; T. Rowe Price Group, Inc.; Value Line, Inc.; Waddell & Reed Financial, Inc.; Westwood Holdings Group, Inc.; Winmill and Co.; and W.P. Stewart & Co. Ltd.

In accordance with the rules of the SEC, this section entitled “Common Stock Performance Graph” shall not be incorporated by reference into any future filings by BlackRock under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Buy-Back

The Board of Directors approved a two million share repurchase program on January 16, 2004 pursuant to which BlackRock may make repurchases of its common stock from time to time as market conditions warrant in open market or privately negotiated transactions. In conjunction with authorizing the share repurchase program, the Board of Directors also approved a senior management stock buy-back that authorized BlackRock to purchase management shares through the repurchase program. The senior management buy-back was designed to ensure that personal asset management, estate planning and tax planning by members of BlackRock’s management committee was carried out in a manner consistent with the best interests of BlackRock and its stockholders. Shares of BlackRock common stock repurchased by BlackRock under the senior management buy-back reduced the number of shares available for repurchase under the two million share repurchase program. The shares were repurchased at $58.54, the average daily closing price for the five trading days ending January 28, 2004. In total, eligible participants elected to sell 690,575 shares, representing 5.4% of the total holdings (defined as vested and unvested stock and stock options and, subject to satisfaction of performance goals, shares issuable under BlackRock’s Long-Term Retention and Incentive Plan) of senior management (8.3% of vested stock and stock options). Among the eligible participants, Mr. Fink sold 250,000 shares, Mr. Schlosstein sold 100,000 shares, Mr. Kapito sold 50,000 shares, Mr. Audet sold 25,000 shares, and Mr. Connolly sold no shares. In all cases, the sales by these executives represented less than 10% of their total holdings.

Transactions with PNC and its Subsidiaries

As of January 31, 2005, PNC beneficially owned approximately 84% of the combined voting power and approximately 70% of the shares of BlackRock’s outstanding common stock.

As of December 31, 2004, PNC related accounts maintained approximately $7.2 billion of investments in the BlackRock Funds, which represents approximately 43% of the assets in the BlackRock Funds. For the year ended December 31, 2004, BlackRock earned approximately $32.3 million in investment advisory and administration fees on PNC related account investments in the BlackRock Funds. BlackRock also earned $15.1 million in investment advisory and administration fees on PNC related account investments in the BlackRock Liquidity Funds and a short-term investment fund. BlackRock paid administration and servicing fees to PNC associated with maintaining these investments in 2004 totaling $18.3 million.

BlackRock acts as the investment adviser for certain separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees for separate accounts associated with PNC affiliated entities other than BlackRock for 2004 amounted to $6.6 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.0 million for 2004. BlackRock provides private client services to PNC Advisors, one of PNC’s businesses, for which it received an annual fee of $5.5 million for 2004.

Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management’s view, result in reasonable charges. Total expense for these services was $1.5 million for 2004.

BlackRock paid $0.7 million to PNC affiliates in 2004 for referrals of institutional and individual clients.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC’s consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the “Tax Disaffiliation Agreement”) that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

As described above, prior to the completion of BlackRock’s initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock’s share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock’s initial public offering. PNC and PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock’s initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group’s combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock’s share of the group’s liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

IPO Agreement with PNC

General

BlackRock entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (as amended, the “IPO Agreement”) which governs the parties’ respective rights and duties with respect to BlackRock’s initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering.

Subsequent Issuances of Common Stock and Additional Purchases of Common Stock by PNC

The IPO Agreement provides that at any time following BlackRock’s initial public offering until the date on which PNC or another person (a “PNC transferee”) beneficially owns less than a majority of the voting power of BlackRock’s capital stock (the “Trigger Date”), BlackRock will not, without PNC’s prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the Board of Directors. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the New York Stock Exchange for the ten trading days prior to the completion of the issuance giving rise to PNC’s additional purchase right.

Change in Control of PNC or BlackRock

On October 10, 2002, BlackRock entered into an amendment to the IPO Agreement with PNC. The amendment provides that, subject to certain notice requirements and evaluation and cure periods, PNC must deposit its shares of voting stock and common stock of BlackRock into a voting trust and refrain from soliciting proxies from holders of outstanding BlackRock capital securities and, subject to certain exceptions, refrain from acquiring additional shares of BlackRock if, within twelve months following a change of control of PNC or a change of control of BlackRock, a majority of BlackRock’s independent directors determine that such change of control has a material adverse effect on BlackRock and that adverse effect is not cured within a further three-month period. Following the deposit of PNC’s shares into a voting trust as described above, PNC must, subject to the terms and conditions of the IPO Agreement, take one of the three following courses of action: (i) within two years, dispose of its ownership interest in BlackRock voting stock, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock (and any shares of class B common stock deposited by PNC into the voting trust will be converted to class A common stock upon the election of this option (i)); (ii) proceed as expeditiously as is commercially reasonable to offer to purchase all the outstanding BlackRock capital securities not held by PNC or its affiliates at the applicable Change of Control Price (which is defined in the amendment); or (iii) proceed as expeditiously as is commercially reasonable to sell its ownership interest in BlackRock capital securities, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock, to a third party in a transaction in which such third party offers to purchase all the outstanding shares of BlackRock not held by PNC or its affiliates at a price per share not less than the price per share offered to PNC. If PNC takes action under options (ii) or (iii) above, all awards under the Performance-Based Retention Plan will vest and be immediately payable and all stock options granted under the Stock Award and Incentive Plan will vest and be exercisable.

A “change of control of PNC” will be deemed to occur when the board of directors of PNC determines that a change of control has occurred. However, at a minimum, a change of control will be deemed to occur if: (i) any person, excluding employee benefit plans, is the beneficial owner of securities of PNC representing (A) between 20% to 40%, unless otherwise approved by the board of directors of PNC, or (B) more than 40%, of the combined voting power of PNC’s then outstanding securities; (ii) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction with any other corporation, other than a merger, consolidation, share exchange, division or other reorganization or transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power immediately after such transaction of (x) PNC’s outstanding securities, (y) the surviving entity’s outstanding securities, or (z) in the case of a division, the outstanding securities of each entity resulting from the division; (iii) the stockholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition of all or substantially all PNC’s assets; (iv) as a result of a proxy contest, members of the board of directors of PNC prior to the contest cease to constitute at least a majority of the board of directors of PNC; or (v) for any reason, members of the board of directors of PNC at the outset of any period of 24 consecutive months cease at any point during that 24-month period to constitute at least a majority of the board of directors of PNC.

A “change of control of BlackRock” will be deemed to occur if: (i) due to a transfer of BlackRock voting stock, a person other than PNC or its affiliates holds a majority of the voting power of BlackRock’s voting stock; or (ii) whether by actual or threatened proxy contest or any merger, reorganization, consolidation or similar transaction, persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the board of directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction. Notwithstanding the forgoing, a transaction or series of transactions that is approved by a majority of BlackRock’s independent directors and pursuant to which all public stockholders and employees of BlackRock are given an opportunity to participate on substantially the same terms as PNC will not be deemed to constitute a change of control of BlackRock.

Other BlackRock Covenants

PNC continues to own a significant portion of BlackRock’s outstanding voting stock. As a result, PNC will continue to include BlackRock as a “subsidiary” for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible. On October 10, 2002, BlackRock entered into an amendment to the Registration Rights Agreement with PNC. The amendment provides that nothing contained in the Registration Rights Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so.

Stockholders Agreement with PNC and Certain Employee Stockholders

BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of BlackRock class B common stock, have entered into an amended and restated stockholders agreement (the “Stockholders Agreement”).

PNC and the employee stockholders have a voting arrangement regarding the election of directors, which is described in “Item 1: Election of Directors—Agreement on Certain Director Nominations.”

Under the terms of the Stockholders Agreement, all of the class B shares issued prior to September 1999 held by the employee stockholders may be transferred at any time; an incremental one-third of the shares issued in September 1999 may be transferred on and after each of the third, fourth and fifth anniversary dates of their issuance; and in the cases of subsequent issuances of class B common stock, such other dates as may be applicable thereto. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee’s employment by BlackRock without cause or good reason, or upon termination of the employee’s employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder’s employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee’s employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

•	the market value of the shares, which will be equal to the market value of shares of class A common stock; or

•	the cost at which the shares were originally acquired by the employee.

The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

On October 10, 2002, BlackRock entered into an amendment to the Amended and Restated Stockholders Agreement with PNC. The amendment provides that nothing contained in the Amended and Restated Stockholders Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so. The amendment also provides that the Amended and Restated Stockholders Agreement will remain in effect in the event PNC ceases to own shares of class B common stock as a result of such shares converting to shares of class A common stock in accordance with the terms of the IPO Agreement, as amended. A “change of control of PNC” and a “change of control of BlackRock” will have the same meanings assigned to such terms in the IPO Agreement, as amended.

Transactions with Directors

Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. BlackRock Financial Management, Inc. paid or has payable $4.6 million in fees in 2004 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors L.L.C. paid or has payable $2.7 million in fees in 2004 pursuant to the advisory agreement with Kelso & Company.

Linda Gosden Robinson, a director of BlackRock since July 2004, is Chairman of Robinson Lerer & Montgomery, which provided strategic communications consulting services to BlackRock in 2004. BlackRock has paid or will pay approximately $0.2 million for services and expenses during 2004 to Robinson Lerer & Montgomery.

From time to time, certain directors may have investments in various BlackRock investment vehicles or accounts. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2004, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	4,935,736		$36.37	2,941,885
BlackRock, Inc. 2001 Employee Stock Purchase Plan	40,000		(1)	985,724
Nonemployee Directors Stock Compensation Plan	—		N/A	19,058
BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan	4,000,000	(2)	N/A	—

Total Approved by Stockholders	8,975,736			3,946,667

Not Approved
None	—		N/A	—

Total Not Approved by Stockholders	—			—

Total	8,975,736			3,946,667

(1)	85% of the lower of the fair market value on the first and last day of each six-month offering period.
(2)	Assumes that the maximum four million shares available under this plan are issued. Shares issued under this plan will be funded by a contribution of up to four million issued and outstanding shares of BlackRock common stock owned by PNC, thereby causing no dilution to existing stockholders. The actual number of shares that may be issued under the plan is the product of (i) the total dollar amount of awards granted (maximum of $240 million), (ii) the applicable vesting percentage of the award, (iii) 83.33% and (iv) the lesser of 1 or a fraction, the numerator of which is the fair market value of four million shares on the payment date of the awards and the denominator of which is $200 million.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on February 15, 2005, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2005.

Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2004 and 2003, by BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2004	2003
Audit Fees	$1,165,600	$1,052,500
Audit-Related Fees (a)	629,685	394,500
Tax Fees (b)	5,000	29,750
All Other Fees (c)	0	30,000

Total	$1,800,285	$1,506,750

(a)	Fees for audit-related services incurred in 2004 and 2003 consisted of:
•	Financial accounting and reporting consultations not arising in the ordinary course of the audit or review.
•	Advisory services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
•	Association of Investment Management and Research Performance Presentation Standard (AIMR-PPS®) verification.
•	Performance of agreed upon procedures.

(b)	During 2004 and 2003, tax services reflect consultations regarding tax issues related to client accounts.

(c)	All other fees for 2003 principally include services performed in conjunction with the organization of BlackRock closed-end funds. A majority of such fees were subsequently reimbursed by the funds.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement.

Periodically, and no less than at its first meeting of each fiscal year, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Policy to the Audit Committee at its next scheduled meeting.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2006 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•	not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2006 annual meeting is held within 30 days of the anniversary of the 2005 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by November 15, 2005. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•	the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BLACKROCK, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class A common stock of BlackRock, Inc. held of record by the undersigned as of March 5, 2005, at the 2005 Annual Meeting of Stockholders to be held on April 27, 2005, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

     If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1.

     This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

     If the undersigned is a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the “ISP”), then the undersigned hereby directs PNC Bank, N.A., as Trustee of the ISP to vote all the shares of BlackRock class A common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

     (This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

BLACKROCK, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2005
9:00 A.M., Local Time

THE NEW YORK PALACE HOTEL
455 MADISON AVENUE
NEW YORK, NEW YORK

The Board of Directors recommends a vote FOR all nominees listed in Item 1.	Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
All shares will be voted as instructed below. In the absence of instructions, all shares will be voted with respect to registered stockholders, FOR all nominees listed in Item 1 and with respect to participants in The PNC
Financial Services Group, Inc. Incentive Savings Plan, in the manner required or permitted by the governing plan documents.

1.	Election of Directors.		Nominees:	01 William S. Demchak 02 Murry S. Gerber 03 James Grosfeld 04 William C. Mutterperl 05 Linda Gosden Robinson
	FOR all nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the right
	☐	☐	FOR all nominees, except vote withheld from the following nominees (if any): ___________________________________________

Signature _________________________________ Signature _________________________________ Date ______________
IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/blk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

BLACKROCK, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class B common stock of BlackRock, Inc. held of record by the undersigned as of March 5, 2005, at the 2005 Annual Meeting of Stockholders to be held on April 27, 2005, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

     If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1.

     This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

     (This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

BLACKROCK, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2005
9:00 A.M., Local Time

THE NEW YORK PALACE HOTEL
455 MADISON AVENUE
NEW YORK, NEW YORK

The Board of Directors recommends a vote FOR all nominees listed in Item 1.	Mark Here for Address Change or Comments SEE REVERS SIDE	☐

All shares will be voted as instructed below. In the absence of instructions, all shares will be voted FOR all nominees listed in Item 1.

1.	Election of Directors.		Nominees:	01 William S. Demchak 02 Murry S. Gerber 03 James Grosfeld 04 William C. Mutterperl 05 Linda Gosden Robinson
	FOR all nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed on the right
	☐	☐	FOR all nominees, except vote withheld from the following nominees (if any): ______________________________________________

Signature _________________________________ Signature _________________________________ Date ______________
IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/blk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.